EXHIBIT 23.2

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

     As independent public accountants, we hereby consent to the incorporation of our report, included in this Form 10-K, into the Company’s previously filed Registration Statements, File Nos. 333-71635 and 333-85641.

/s/ Arthur Andersen LLP
Vienna, Virginia

September 5, 2001

This consent of independent public accountants was issued by Arthur Andersen LLP on September 5, 2001, and has not been reissued.